EXHIBIT 99.1

For Immediate Release

August 10, 2018

Investor Relations Contact: Christopher J. Brodhead Senior Vice President, Investor Relations chris.brodhead@broadstone.com 585.287.6499

Broadstone Net Lease, Inc. Reports 2018 Second Quarter Operating Results

ROCHESTER, N.Y. – Broadstone Net Lease, Inc. (“BNL,” ”we,” or ”us”), a privately offered real estate investment trust (“REIT”) managed by Broadstone Real Estate, LLC (“Broadstone”), today filed with the Securities and Exchange Commission (“SEC”) its Quarterly Report on Form 10-Q for the three and six months ended June 30, 2018 (the “Q2 2018 10-Q”), which is available free of charge on the SEC’s public website and on our website at:  http://investors.bnl.broadstone.com.

“We are pleased to report another quarter of strong performance for BNL,” said Chris Czarnecki, BNL’s Chief Executive Officer. “During the second quarter, the REIT acquired 14 properties for more than $154 million, which further diversified and strengthened the quality of our tenant base. With a robust and attractive pipeline of potential acquisition targets and deals in progress, on July 18, 2018, we increased BNL’s monthly equity cap from $15 million to $20 million. With continued strong investor interest and the successful completion of BNL’s second debt private placement offering that we announced earlier this quarter, we feel that BNL has exceptional access to capital and remains on track to meet its growth and performance objectives for the year.”

OPERATING HIGHLIGHTS

For the three months ended June 30, 2018, we:

-	Reported revenues of $57.0 million, representing growth of 30.6% compared to the three months ended June 30, 2017.
-	Generated earnings per diluted share (on a GAAP basis, as defined below), including amounts attributable to noncontrolling interests, of $0.86.
-	Generated funds from operations (“FFO”), a non-GAAP financial measure, of $1.60 per diluted share.
-	Generated adjusted funds from operations (“AFFO”), a non-GAAP financial measure, of $1.39 per diluted share.
-

Closed eight real estate acquisitions totaling $154.3 million, excluding capitalized acquisition expenses, adding 14 new properties at a weighted average initial cash capitalization rate of 6.9%. The properties acquired had a weighted average remaining lease term of 14.3 years at the time of acquisition with weighted average annual rent increases of 1.8%.

-	Disposed of six properties for $14.6 million, recognizing a gain of $4.3 million above carrying value.
-	Received $72.5 million in investments from new and existing stockholders, including property contributed in exchange for membership units in Broadstone Net Lease, LLC (the

“Operating Company”) through Umbrella Partnership REIT (“UPREIT”) transactions. As of June 30, 2018, there were 2,833 common stockholders and 67 holders of noncontrolling membership units in the Operating Company.

-	Collected more than 99% of rents due and maintained a 100% leased portfolio.

For the six months ended June 30, 2018, we:

-	Reported revenues of $112.6 million, representing growth of 31.2% compared to the six months ended June 30, 2017.
-	Generated earnings per diluted share, including amounts attributable to noncontrolling interests, of $1.77.
-	Generated FFO and AFFO of $3.28 and $2.85 per diluted share, respectively.
-

Closed ten real estate acquisitions totaling $254.8 million, excluding capitalized acquisition expenses, adding 41 new properties at a weighted average initial cash capitalization rate of 6.7%. The properties acquired had a weighted average remaining lease term of 15.6 years at the time of acquisition with weighted average annual rent increases of 1.9%.

-

Disposed of 11 properties for $30.3 million, recognizing a gain of $7.6 million above carrying value. Properties we have disposed in the first six months of 2018 represented approximately 1.1% of our December 31, 2017 portfolio value.

-	Received $129.5 million in investments from new and existing stockholders, including property contributed in exchange for membership units in the Operating Company through UPREIT transactions.
-	Collected more than 99% of rents due and maintained a 100% leased portfolio.

Subsequent to quarter end, the committee of our board of directors comprised of independent directors (the “Independent Directors Committee” or “IDC”) approved increasing the Determined Share Value (“DSV”) to $85.00 per share, from $83.00 per share, which will remain in effect through October 31, 2018.

FFO and AFFO are performance measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We present these non-GAAP measures as we believe certain investors and other users of our financial information use them as part of their evaluation of our historical operating performance. Please see our discussion below under the heading “Reconciliation of Non-GAAP Measures,” which includes a discussion of the definition, purpose, and use of these non-GAAP measures as well as a reconciliation of each to the most comparable GAAP measure, and “Notice Regarding Non-GAAP Financial Measures.”

FINANCIAL RESULTS

	For the three months ended		For the six months ended
	June 30,		June 30,
(in thousands, except per share data)	2018	2017	2018	2017
Revenues	$57,032	$43,671	$112,621	$85,855

Net income, including non-controlling interests	$18,386	$15,992	$37,380	$29,738
Net earnings per diluted share	$0.86	$0.89	$1.77	$1.70

FFO	$34,362	$25,248	$69,219	$52,784
FFO per diluted share	$1.60	$1.40	$3.28	$3.01

AFFO	$29,928	$24,048	$60,198	$48,130
AFFO per diluted share	$1.39	$1.33	$2.85	$2.75

Diluted Weighted Average Shares Outstanding	21,478	18,051	21,098	17,530

Revenues

Revenues increased by approximately $13.3 million, or 30.6%, to $57.0 million for the three months ended June 30, 2018, compared to $43.7 million for the three months ended June 30, 2017. For the six months ended June 30, 2018, revenues increased by approximately $26.7 million, or 31.2%, to $112.6 million compared to $85.9 million in the same period in 2017. The increase in revenues for the three and six months ended June 30, 2018, is primarily attributable to the growth in our real estate portfolio. We acquired $683.6 million in real estate, excluding capitalized acquisition expenses, throughout 2017, mainly during the second half of the year, and $254.8 million in real estate, excluding capitalized acquisition expenses, during the first six months of 2018. The 41 new properties acquired in the first six months of 2018 are expected to contribute to reported year-over-year growth over the remainder of the year.

Net Income

Net income increased by $2.4 million, or 15.0%, to $18.4 million for the three months ended June 30, 2018, compared to $16.0 million for the three months ended June 30, 2017. Net earnings per diluted share decreased $0.03 during the same period, to $0.86 per share. For the six months ended June 30, 2018, net income increased by $7.6 million, or 25.7%, to $37.4 million, compared to approximately $29.8 million in the six months ended June 30, 2017. Net earnings per diluted share increased $0.07 during the same period, to $1.77 per share.

For both the three and six months ended June 30, 2018, the increase in net income was mainly attributable to increased operating earnings generated by the growth in our real estate investment portfolio as compared to the prior year, combined with decreased expenses associated with the extinguishment of debt. During the second quarter of 2017, we negotiated our current revolving credit facility, replacing debt associated with a prior facility. These factors were partially offset by an increase in interest expense, attributable to increased outstanding borrowings on our unsecured credit facilities in 2018, and to our recognizing a gain of $1.2 million associated with the extinguishment of an interest rate swap concurrent with the paydown of a mortgage in the three and six months ended June 30, 2017. In addition, during the three and six months ended June 30, 2018, we recognized $4.3 million and $7.6 million of gains on sale of real estate, respectively, compared to $5.5 million and $6.3 million, respectively, of such gains in the comparable prior-year periods.

The 15.0% growth in net income used in the numerator of the earnings per share calculation for the three months ended June 30, 2018, was more than offset by the effect of a 19.0% increase in the number of diluted weighted average shares of common stock outstanding used in the denominator of the calculation as compared to the prior year. This resulted in a reported $0.03 decline in earnings per share for the three months ended June 30, 2018, as compared to the three months ended June 30, 2017. For the six months ended June 30, 2018, 25.7% growth in net income was somewhat tempered by a 20.4% increase in the number of diluted weighted average shares outstanding, as compared to the prior year.

FFO

FFO increased $9.1 million, or 36.1%, to $34.4 million for the three months ended June 30, 2018, compared to approximately $25.3 million for the three months ended June 30, 2017. FFO per diluted share increased by $0.20 during the same period, to $1.60 per share. FFO increased $16.4 million, or 31.1%, to $69.2 million for the six months ended June 30, 2018, compared to $52.8 million for the six months ended June 30, 2017. FFO per diluted share increased by $0.27 during the same period, to $3.28 per share.

Consistent with the growth in net income, the increase in FFO is primarily driven by the growth in our real estate investment portfolio. The portfolio growth also drove an increase in depreciation and amortization expense, resulting in greater FFO growth than net income growth, as these expenses are added back to net income to compute FFO. For the three months ended June 30, 2018, FFO also benefited from lower gains on the sale of real estate, which are subtracted from net income in calculating FFO. Such gains increased during the six months ended June 30, 2018 as compared to a year ago, somewhat offsetting FFO growth as compared to net income growth during that period.

AFFO

AFFO increased $5.9 million, or 24.5%, to $29.9 million for the three months ended June 30, 2018, compared to $24.0 million for the three months ended June 30, 2017. AFFO per diluted share increased $0.06 during the same period, to $1.39 per diluted share. For the six months ended June 30, 2018, AFFO increased $12.1 million, or 25.1%, to $60.2 million, compared to $48.1 million for the six months ended June 30, 2017. AFFO per diluted share increased $0.10 during the same period, to $2.85 per diluted share. As compared to the increase in FFO, the lower year-over-year growth in AFFO was mainly due to decreased addback adjustments for cost of debt extinguishment, which reflected our closing on a new credit facility in 2017, and by increased deductions for straight-line rent adjustments, which reflect the growth in our real estate investment portfolio. These factors were somewhat offset by a decrease in the deduction related to gains on interest rate swaps.

REAL ESTATE PORTFOLIO UPDATE

As of June 30, 2018, we owned a diversified portfolio of 558 individual net leased commercial properties located in 42 states comprising approximately 17.4 million rentable square feet of operational space. As of June 30, 2018, our properties were 100% subject to a lease and 99.4% occupied, by 141 different commercial tenants, with no single tenant accounting for more than 4% of our annual rental stream. Our properties include those used for retail, industrial, healthcare, office, and other purposes.

During the three months ended June 30, 2018, we acquired 14 properties via eight transactions for $154.3 million, excluding capitalized acquisition expenses, at a weighted average initial cash capitalization rate of 6.9%. The properties acquired had a weighted average lease term of 14.3 years at the time of acquisition and weighted average annual rent increases of 1.8%. During the six months ended June 30, 2018, we acquired 41 properties via ten transactions for $254.8 million, excluding capitalized acquisition expenses, at a weighted average initial cash capitalization rate of 6.7%. The properties acquired had a weighted average lease term of 15.6 years at the time of acquisition and weighted average annual rent increases of 1.9%.

During the six months ended June 30, 2018, we disposed of 11 properties for a gain of $7.6 million over carrying value, including six properties disposed during the three months ended June 30, 2018, at a gain of $4.3 million. Our management team plans to continue to be strategic in its disposition activities, to balance the overall quality of our portfolio and capture value for stockholders, as some assets are sold for premiums. To the extent possible, we will deploy proceeds from the sale of real estate in order to make accretive investments, preferably on a tax-deferred basis pursuant to 1031 exchanges.

Based on current market conditions, anticipated equity and debt capital raises, and available capacity under our credit facilities, we continue to target a similar volume of acquisitions in 2018 as in 2017.

CAPITALIZATION/BALANCE SHEET UPDATE

During the three months ended June 30, 2018, we raised $72.5 million in new capital investments from stockholders, of which approximately $44.2 million was received in cash, $12.5 million was raised via our Distribution Reinvestment Plan (“DRIP”), and $15.8 million was raised through UPREIT transactions. Approximately 46.6% of our investors participate in the DRIP, calculated based on the number of shares of our common stock and membership units in the Operating Company outstanding as of June 30, 2018.

In addition to continued equity raises, during the three months ended June 30, 2018, we drew the remaining $90.0 million that was available under the seven-year term loan feature of our $880.0 million credit facility, using a portion of the proceeds to partially repay outstanding revolver borrowings. At quarter end, our total outstanding debt principal totaled $1.3 billion, providing a leverage ratio of approximately 41.4% of the approximate market value of our assets.

Subsequent to quarter end, as disclosed in our July 6, 2018, press release, we entered into a Note and Guaranty Agreement (the “NGA”) by and among us, as parent guarantor, the Operating Company, as issuer, and the purchasers party thereto (the “Purchasers”). Pursuant to the terms of the NGA, the Operating Company will issue and sell to the Purchasers $325.0 million aggregate principal amount of unsecured, fixed-rate, interest-only senior notes in two series: (i) $225.0 million aggregate principal amount of 5.09% Series B Guaranteed Senior Notes due July 2, 2028 (the “Series B Notes”), and (ii) $100.0 million aggregate principal amount of 5.19% Series C Guaranteed Senior Notes due July 2, 2030 (the “Series C Notes,” and together with the Series B Notes, the “2018 Senior Notes”). On July 2, 2018, $100.0 million of Series B Notes and $50.0 million of Series C Notes were issued, with the remainder of the 2018 Senior Notes to be issued on September 13, 2018, pursuant to the offering’s delayed draw feature. We intend to use the net proceeds from the offering of the 2018 Senior Notes for general corporate purposes, which may include refinancing existing debt and funding potential acquisitions.

To help balance the timing of equity capital inflows and deployment of those funds in the form of real estate investments, as well as to keep our leverage ratio within our targeted leverage range while remaining well within our investment grade profile, during the fourth quarter of 2017, we implemented a cap and queue program for new and additional investments in shares of our common stock. The use and amount of the cap is based upon, and may be adjusted for, a number of factors, including, among others, our current and targeted leverage profile, our acquisition pipeline and anticipated future capital deployment, and overall market conditions. The monthly cap only applies to new or additional investments, and not to investments made pursuant to our DRIP or equity capital received in connection with UPREIT transactions. For the months of May 2018 and June 2018, new and additional investments were limited to $15.0 million per month. On July 18, 2018, we announced that we were increasing the cap to $20.0 million for the month of July 2018. This cap will remain in place for the months of August 2018, September 2018, and October 2018.

DETERMINED SHARE VALUE

At its August 9, 2018, meeting, the IDC voted to increase the DSV to $85 per share for the period from August 1, 2018, through October 31, 2018. At $85 per share, the implied capitalization rate for our portfolio is 6.75%. The DSV is established in good faith by the IDC based on the net asset value of our portfolio, input from management and third-party consultants, and such other factors as the IDC may determine. Additional information regarding our valuation policy and procedures, and the determination of the DSV by the IDC, is available in our 2017 Form 10-K filed with the SEC on March 15, 2018.

DISTRIBUTIONS

At its August 9, 2018, meeting, our Board of Directors declared monthly distributions of $0.43 per share of our common stock and unit of membership interest in the Operating Company to be paid by us to our stockholders and members of the Operating Company (other than us) of record as follows:

Dividend Per Share/Unit	Record Date	Payment Date (on or before)
$0.43	August 30, 2018	September 14, 2018
$0.43	September 27, 2018	October 15, 2018
$0.43	October 30, 2018	November 15, 2018

Investors may purchase additional shares of our common stock via cash investment (and the completion of a supplemental subscription agreement), or by electing to reinvest their distributions through the DRIP. The purchase price for shares of our common stock acquired through the DRIP will be 98% of the DSV.

ORGANIZATIONAL CHANGES

On August 9, 2018, the Company’s sponsor, Broadstone Real Estate, LLC (the “Manager”), announced certain organizational changes in connection with centralizing its real estate investing and operating activities. The Manager provides the Company, directly and through the Manager’s asset management subsidiary, certain property and asset management services. On August 9, 2018, the Company’s Board of Directors announced the following title changes for certain of the Company’s officers:

-	Amy L. Tait remains Founder and Chairman of the Board of the Company and will also serve in the same position with the Manager.
-	Christopher J. Czarnecki has been appointed President of the Company (in addition to his existing title as Chief Executive Officer) and will also serve in the same positions with the Manager.
-	Sean T. Cutt has been named Chief Investment Officer of the Company and will also serve in the same position with the Manager.
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John D. Moragne has been appointed Chief Operating Officer of the Company (in addition to his existing positions as the Company’s Secretary and Executive Vice President) and will also serve in the same positions with the Manager.

CONFERENCE CALL INFORMATION

In conjunction with the release of our operating results, we will host a conference call on Friday, August 10, 2018, at 12:00 p.m. EDT to discuss the results.

To access the live webcast, please visit: https://services.choruscall.com/links/bnl180810.html. If you prefer to listen via phone, please dial: 1-888-317-6016 and request to join the Broadstone Net Lease, Inc. call.

To view a replay of the call, please visit: http://investors.bnl.broadstone.com through August 24, 2018.

INVESTOR PRESENTATION

Our current investor presentation and supplemental materials for our second quarter 2018 financial and operating results are available at http://investors.bnl.broadstone.com. This site also offers the capability to sign up for automated email alerts when BNL issues public filings of any kind.

About Broadstone Net Lease, Inc.

BNL invests in freestanding, single-tenant, net leased commercial properties located throughout the United States, primarily via sale and leaseback, lease assumption, and UPREIT transactions. UPREIT transactions (where “UPREIT” means “umbrella partnership real estate investment trust”) provide a tax deferred exit strategy for owners of real estate who might otherwise recognize a significant taxable gain in a cash sale of a highly appreciated property with a low tax cost basis. With a diversified portfolio of 558 retail, healthcare, industrial, office and other properties in 42 states as of June 30, 2018, the REIT targets individual or portfolio acquisitions within the $5 million to $300 million range.

There are currently more than 2,800 shareholders in BNL, which is externally managed by Broadstone Real Estate, LLC. BNL remains open for new investment by accredited investors on a monthly basis, with a minimum direct investment of $500,000. Shares are offered directly by BNL via private placement. For additional information about BNL, please visit its corporate website at http://investors.bnl.broadstone.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," “should,” "expect," "intend," "anticipate," "estimate," “would be,“ "believe," "continue," or other similar words. Forward-looking statements involve known and unknown risks, which may cause our actual future results to differ materially from expected results, including risks related to general economic conditions, local real estate conditions, tenant financial health, property acquisitions and the timing of these acquisitions, and the availability of capital to finance planned growth, among others, as described in our filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of our current operating plans and estimates as of the dates indicated. Actual operating results may differ materially from what is expressed or forecast in this press release. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Notice Regarding Non-GAAP Financial Measures

In addition to our reported results and net earnings per diluted share, which are financial measures presented in accordance with GAAP, this press release and the referenced investor presentation and supplemental financial and operating materials contain and may refer to certain non-GAAP financial measures, including Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures. A reconciliation of FFO and AFFO to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below and in the investor presentation materials that are referenced above.

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except per share amounts)

	June 30, 2018	December 31, 2017
Assets
Accounted for using the operating method, net of accumulated depreciation	$2,373,376	$2,186,141
Accounted for using the direct financing method	42,023	41,617
Investment in rental property, net	2,415,399	2,227,758
Cash and cash equivalents	13,765	9,355
Restricted cash	7,057	744
Accrued rental income	60,857	52,018
Tenant and other receivables, net	95	897
Tenant and capital reserves	1,041	943
Prepaid expenses and other assets	1,837	267
Notes receivable	—	6,527
Investment in related party	10,000	10,000
Interest rate swap, assets	30,169	11,008
Intangible lease assets, net	258,294	242,659
Debt issuance costs – unsecured revolver, net	2,644	3,026
Leasing fees, net	14,100	13,554
Total assets	$2,815,258	$2,578,756

Liabilities and equity
Unsecured revolver	$272,500	$273,000
Mortgages and notes payable, net	86,242	67,832
Unsecured term notes, net	927,364	836,912
Interest rate swap, liabilities	184	5,020
Accounts payable and other liabilities	22,492	20,345
Due to related parties	915	722
Tenant improvement allowances	4,292	5,669
Accrued interest payable	3,008	3,311
Intangible lease liabilities, net	85,442	81,744
Total liabilities	1,402,439	1,294,555

Commitments and contingencies

Equity
Broadstone Net Lease, Inc. stockholders' equity:
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value; 80,000 shares authorized, 20,239 and 18,909 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	20	19
Additional paid-in capital	1,409,541	1,301,979
Subscriptions receivable	(500)	(15)
Cumulative distributions in excess of retained earnings	(135,829)	(120,280)
Accumulated other comprehensive income	27,310	5,122
Total Broadstone Net Lease, Inc. stockholders’ equity	1,300,542	1,186,825
Non-controlling interests	112,277	97,376
Total equity	1,412,819	1,284,201
Total liabilities and equity	$2,815,258	$2,578,756

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

(Unaudited)

(in thousands, except per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2018	2017	2018	2017
Revenues
Rental income from operating leases	$53,590	$41,256	$105,422	$80,657
Earned income from direct financing leases	953	1,074	1,919	2,207
Operating expenses reimbursed from tenants	2,486	1,296	5,235	2,913
Other income from real estate transactions	3	45	45	78
Total revenues	57,032	43,671	112,621	85,855

Operating expenses
Depreciation and amortization	20,232	14,733	39,434	29,326
Asset management fees	4,313	3,629	8,456	6,822
Property management fees	1,595	1,218	3,112	2,386
Property and operating expense	2,530	1,124	5,149	2,701
General and administrative	1,456	1,162	2,787	2,125
State and franchise tax	510	160	753	210
Total operating expenses	30,636	22,026	59,691	43,570
Operating income	26,396	21,645	52,930	42,285
Other income (expenses)
Preferred distribution income	187	182	375	363
Interest income	52	115	162	227
Interest expense	(12,454)	(7,860)	(23,631)	(15,802)
Cost of debt extinguishment	(51)	(3,567)	(51)	(3,615)
Gain on sale of real estate	4,256	5,477	7,595	6,280
Net income	18,386	15,992	37,380	29,738
Net income attributable to non-controlling interests	(1,412)	(1,265)	(2,834)	(2,418)
Net income attributable to Broadstone Net Lease, Inc.	$16,974	$14,727	$34,546	$27,320

Weighted average number of common shares outstanding
Basic	19,829	16,623	19,498	16,102
Diluted	21,478	18,051	21,098	17,530
Net earnings per common share
Basic and diluted	$0.86	$0.89	$1.77	$1.70

Comprehensive income
Net income	$18,386	$15,992	$37,380	$29,738
Other comprehensive income
Change in fair value of interest rate swaps	7,042	(4,291)	23,997	(1,731)
Realized loss on interest rate swaps	—	(873)	—	(873)
Comprehensive income	25,428	10,828	61,377	27,134
Comprehensive income attributable to non-controlling interests	(1,951)	(857)	(4,643)	(2,224)
Comprehensive income attributable to Broadstone Net Lease, Inc.	$23,477	$9,971	$56,734	$24,910

Reconciliation of Non-GAAP Measures

The following is a reconciliation of net income to FFO and AFFO for the three and six months ended June 30, 2018 and 2017. Also presented is the weighted average number of shares of our common stock and noncontrolling membership units in the Operating Company used for the basic and diluted per share computation:

	For the three months ended		For the six months ended
(in thousands, except per share data)	June 30,		June 30,
	2018	2017	2018	2017
Net income	$18,386	$15,992	$37,380	$29,738
Real property depreciation and amortization	20,232	14,733	39,434	29,326
Gain on sale of real estate	(4,256)	(5,477)	(7,595)	(6,280)
FFO	$34,362	$25,248	$69,219	$52,784
Capital improvements / reserves	(49)	(49)	(98)	(97)
Straight line rent adjustment	(5,162)	(4,030)	(10,303)	(8,067)
Cost of debt extinguishment	51	3,567	51	3,615
Amortization of debt issuance costs	472	433	933	857
Amortization of net mortgage premiums	(35)	(29)	(71)	(70)
Gain on interest rate swaps and other non-cash interest expense	—	(1,280)	—	(1,280)
Amortization of lease intangibles	289	188	467	388
AFFO	$29,928	$24,048	$60,198	$48,130

Diluted WASO(1)	21,478	18,051	21,098	17,530

Net earnings per share, basic and diluted	$0.86	$0.89	$1.77	$1.70
FFO per diluted share	1.60	1.40	3.28	3.01
AFFO per diluted share	$1.39	$1.33	$2.85	$2.75

(1)	Diluted weighted average number of shares of our common stock and membership units in the Operating Company outstanding (“WASO”), computed in accordance with GAAP.

Our reported results and net earnings per dilutive share are presented in accordance with GAAP. We also disclose Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO, each of which are non-GAAP measures. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the standards established by the 2002 White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as GAAP net income or loss adjusted to exclude net gains (losses) from sales of depreciated real estate assets, depreciation and amortization expense from real estate assets, and impairment charges related to previously depreciated real estate assets. To derive AFFO, we modify the NAREIT computation of FFO to include other adjustments to GAAP net income related to certain non-cash revenues and expenses, including straight-line rents, cost of debt extinguishments, amortization of debt issuance costs, amortization of net mortgage premiums, amortization of lease intangibles, (gain) loss on interest rate swaps and other non-cash interest expense, extraordinary items and other specified non-cash items. We believe that such items are not a result of normal operations and thus we believe excluding such items assists management and investors in distinguishing whether changes in our operations are due to growth or decline of operations at our properties or from other factors.

Our leases include rents that increase over the term of the lease to compensate us for anticipated increases in market rentals over time. Our leases do not include significant front-loading or back-loading of payments or significant rent-free periods. Therefore, we find it useful to evaluate rent on a contractual basis as it allows for comparison of existing rental rates to market rental rates. Additionally, we exclude the amortization of lease intangibles. We exclude these costs from AFFO because they are upfront expenses that are recognized in conjunction with an acquisition, and therefore, are not indicative of ongoing operational results of the portfolio. We also exclude costs or gains recorded on the extinguishment of debt, non-cash interest expense and gains, and the amortization of debt issuance costs and net mortgage premiums as they are not indicative of ongoing operational results of the portfolio. We use AFFO as a measure of our performance when we formulate corporate goals.

FFO is used by management, investors, and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by non-cash revenues or expenses. FFO and AFFO may not be comparable to similarly titled measures employed by other REITs, and comparisons of our FFO and AFFO with the same or similar measures disclosed by other REITs may not be meaningful.

Neither the SEC, nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO and AFFO. In the future, the SEC, or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and in response to such standardization we may have to adjust our calculation and characterization of FFO and AFFO accordingly.